McDonald's
                        Vote By Phone Script


  Thank you for calling First Chicago's proxy voting service. If you have a United States social security number, press 1. If you do not have a United States social security number, press 2.

  1

  Using your touch tone phone, please enter the last four digits of your social security number.

  xxxx

  You have entered xxxx. Press 1 if this is correct, or 9 if it is not.

  1

  Please have your proxy card handy before voting. On the top of your proxy card there is a series of numbers. The first four digits in the upper left hand corner of your card identifies the company to be voted. Please enter that number now.

  xxxx

  The company you are voting is McDonald's. If this is correct, press 1 now. If not, press 9.

  1

  One moment please.

  Your phone vote is subject to the same terms and authorizations as indicated on the proxy card. It also authorizes the named proxies to vote according to your instructions at the meeting of McDonald's shareholders. If you are an employee who wishes to vote the shares held in benefit plans differently than your registered shares, please hang up and complete and mail your proxy card in the postage-paid envelope.

  To vote, please enter your 12 digit proxy identification number. This is the 12 digits following the first four digits on the top of your proxy card.

  xxxxxxxxxxxx

  One moment please.

  Your vote will be treated confidentially. This vote will supersede any previous vote you may have made for this account. If you do not direct any vote on a specific proposal, your shares will be voted with the recommendation of the Board of Directors for that proposal. At the end of this call, please wait to confirm your vote. If you wish to have this repeated please press 1.

  If you are ready to vote, please press 2.

  2

  While voting you can press 9 at any time to repeat the applicable instructions.

  If you wish to simultaneously vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote one proposal at a time, press 2.

  1

  You have voted with the recommendations of the Board of Directors on all of the proposals.

  2

  To vote directors, proposal number 1, please press 1.

  1

  To vote FOR, please press 1. To WITHHOLD your vote from all directors, please press 2. To withhold your vote from individual directors, please press 3.

  I will now summarize your vote. Please confirm your vote at the end of this message.

  On proposal one, you voted XXX.

  As indicated on the proxy card, this vote authorizes the named proxies to vote at their discretion on any other matter than may properly come before the meeting or any adjournment thereof.

  To confirm your vote, press one. To change it, press 9. Please hold for confirmation that your vote has been applied.

  Your vote has been successfully applied. It is not necessary to mail your proxy card. If you wish to vote another proxy at this time, please press 1, otherwise, you may hang up now.